EXHIBIT 17.1

RESIGNATION

I, Joseph B. Young, Chief Financial Officer of Jayhawk Energy, Inc., hereby tender and submit my resignation as Chief Financial Officer of the Company, effective today the 26th day of September 2008.

Sincerely,

/s/ Joseph B. Young
Joseph B. Young